Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

BALTIC TRADING LIMITED ANNOUNCES
FOURTH QUARTER FINANCIAL RESULTS

New York, New York, March 2, 2015 – Baltic Trading Limited (NYSE:BALT) (“Baltic Trading” or the “Company”) today reported its financial results for the three and twelve months ended December 31, 2014.

The following financial review discusses the results for the three and twelve months ended December 31, 2014 and December 31, 2013.

Fourth Quarter 2014 and Year-to-Date Highlights

•	Entered into a $148 million credit facility with Nordea Bank to refinance the Company’s existing senior secured revolving credit facility and to partially fund the acquisition of the Baltic Scorpion and the Baltic Mantis;

•	Took delivery of the Baltic Hornet, a newbuilding Ultramax vessel on October 29, 2014;

o	Reached an agreement to charter the vessel at a rate based on 115.5% of the Baltic Supramax Index for 12 to 15 months;

•	Took delivery of the Baltic Wasp, a newbuilding Ultramax vessel on January 2, 2015;

o	Reached an agreement to charter the vessel at a rate based on 115% of the Baltic Supramax Index for 11.5 to 14.5 months; and

•	Recorded a net loss of $5.6 million, or $0.10 basic and diluted net loss per share for the fourth quarter.

Financial Review: 2014 Fourth Quarter

The Company recorded a net loss for the fourth quarter of 2014 of $5.6 million, or $0.10 basic and diluted net loss per share. Comparatively, for the three months ended December 31, 2013, the Company recorded net income of $0.6 million, or $0.01 basic and diluted earnings per share.

EBITDA was $1.4 million for the three months ended December 31, 2014 versus $6.3 million for the three months ended December 31, 2013.

John C. Wobensmith, President and Chief Financial Officer, commented, “During a challenging drybulk market, we continue to focus on maintaining a cost effective operating platform, providing superior service to leading charterers and successfully accessing capital under favorable terms. Highlighting our strong banking relationships, we commenced 2015 having entered into a new $148 million credit facility, enabling us to refinance the total amount outstanding under the Company’s existing facility scheduled to mature in 2016.”

The Company’s revenues decreased by 19% to $11.7 million for the three months ended December 31, 2014 compared to $14.5 million for the three months ended December 31, 2013.  The decrease was primarily due to lower rates achieved by the vessels in our fleet during the fourth quarter of 2014 versus the same period last year, partially offset by the increase in the size of our fleet.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $8,847 per day for the three months ended December 31, 2014 as compared to $13,507 for the three months ended December 31, 2013. The decrease in TCE was primarily due to lower spot rates achieved by the vessels in our fleet during the fourth quarter of 2014 versus the fourth quarter of 2013. During the fourth quarter of 2014, excess vessel supply continued to weigh on the drybulk market. Destocking at Chinese iron ore ports, slower growth in steel output, reduced coal demand in China due to increased production from alternative energy sources and the sustained Indonesian mineral ore export ban all contributed to a declining freight rate environment. Furthermore, fluctuations in Brazilian iron ore fixture volume led to volatility within the Capesize sector. At the onset of 2015, a seasonal increase in newbuilding vessel deliveries and weaker iron ore and coal trades ahead of the Chinese New Year have continued to pressure the drybulk market.

Total operating expenses were $15.8 million for the three months ended December 31, 2014 compared to $12.6 million for the three months ended December 31, 2013. Vessel operating expenses increased to $6.3 million for the three months ended December 31, 2014 from $5.3 million for the three months ended December 31, 2013, primarily due to the increase in the size of our fleet. General, administrative and technical management expenses were $2.5 million for the fourth quarter of 2014 compared to $1.8 million for the fourth quarter of 2013. The increase was a result of an increase in the size of our fleet as well as higher legal and non-cash compensation related expenses. Depreciation and amortization expenses increased to $5.4 million for the three months ended December 31, 2014 versus $4.4 million for the three months ended December 31, 2013 due to the increase in the size of our fleet slightly offset by a change in estimated residual scrap value. During the quarter beginning July 1, 2014, the Company revised its estimated residual scrap value from $245 per lightweight ton to $310 per lightweight ton, which had the impact of decreasing depreciation expense by approximately $0.1 million for the three months ended December 31, 2014. The change in residual scrap value will only affect depreciation on a prospective basis.

Daily vessel operating expenses, or DVOE, slightly increased to $5,035 per vessel per day for the fourth quarter of 2014 from $4,995 per vessel per day for the same quarter in 2013 primarily due to higher insurance and lubricant related expenses. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s views, our DVOE budget for 2015 is $5,500 per vessel per day on a weighted average basis for the entire year.

Our dividend policy is to pay a variable quarterly dividend equal to our Cash Available for Distribution, during the previous quarter, subject to any reserves our board of directors may from time to time determine are required. As a result of the current market conditions, the application of the formula in our policy did not result in a dividend for the fourth quarter of 2014 and our Board of Directors did not declare a dividend for the period ended December 31, 2014.

Financial Review: Full Year 2014

The Company recorded a net loss of $20.3 million or $0.36 basic and diluted net loss per share for the year ended December 31, 2014, compared to a net loss of $11.4 million or $0.36 basic and diluted net loss per share for the year ended December 31, 2013. Voyage revenues increased to $45.5 million for the twelve months ended December 31, 2014 compared to $36.0 million for the twelve months ended December 31, 2013 due to the increase in the size of our fleet offset by lower spot market rates achieved by the majority of our vessels. EBITDA was $6.7 million for the year ended December 31, 2014 versus $8.6 million for the year ended December 31, 2013. TCE rates obtained by the Company decreased to $9,291 per day for the twelve months ended December 31, 2014 from $9,723 per day for the twelve months ended December 31, 2013, due to lower rates achieved by the majority of the vessels in our fleet. Total operating expenses were $59.9 million for the year ended December 31, 2014 compared to $42.9 million for the year ended December 31, 2013, and daily vessel operating expenses per vessel were $5,172 versus $4,941 in the comparative periods due to higher maintenance related expenses incurred during drydocking.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the twelve months ended December 31, 2014 was $1.1 million compared to $2.6 million for the twelve months ended December 31, 2013. The $1.5 million change in cash provided by operating activities was a result of the following factors: the Company recorded a net loss in the amount of $20.3 million for the twelve months ended December 31, 2014 compared to a net loss of $11.4 million for the twelve months ended December 31, 2013.  As a result of the increase in the size of our fleet, included in the net loss was an increase in depreciation of $5.5 million for the twelve months ended December 31, 2014 compared to the prior year period. The change in accounts receivable balances year-over-year resulted in an additional $3.9 million due to the timing of payments received from charterers. Additionally, nonvested stock amortization increased by $1.9 million for the twelve months ended December 31, 2014 as compared to the same period of last year. The increases in cash provided by operating activities were offset by a $3.3 million increase in deferred drydocking costs incurred, as six of our vessels were drydocked during 2014.

Net cash used in investing activities for the twelve months ended December 31, 2014 was $72.7 million and primarily related to the purchase of vessels, including deposits made and amounts held in escrow reflected as restricted cash for our newbuilding Ultramax vessels.  For the twelve months ended December 31, 2013, net cash used in investing activities was $147.2 million and predominantly related to the acquisition of two Handysize and two Capesize vessels.

Net cash provided by financing activities for the twelve months ended December 31, 2014 was $23.4 million as compared to $199.5 million for the twelve months ended December 31, 2013. Net cash provided by financing activities during the twelve months of 2014 was due to $33.2 million of proceeds from the 2014 Term Loan Facilities for the purchase of two Ultramax newbuilding vessels. This was primarily offset by the following uses of cash: $2.8 million repayment of debt under our $44 Million Term Loan Facility and $1.5 million repayment of debt under our $22 Million Term Loan Facility. Cash dividends paid for the twelve months ended December 31, 2014 were $3.5 million compared to $1.9 million paid during the same period of 2013. Net cash provided by financing activities for the twelve months ended December 31, 2013 mainly consisted of $137.0 million of proceeds from the issuance of common stock and $66.0 million of proceeds from the $22 Million Term Loan Facility and the $44 Million Term Loan Facility.

As discussed in detail in our Annual Report on Form 10-K for the year ended December 31, 2014, given the negative impact of the current weak drybulk rate environment on our earnings, we face potential liquidity and covenant compliance issues.  We may therefore require capital to fund ongoing operations, debt service and the two Ultramax newbuildings we have agreed to acquire. We may also seek to obtain waivers under our credit facilities, refinance our indebtedness, raise additional capital through equity or debt offerings, reduce or delay capital expenditures, or sell assets (including vessels), or pursue other options available to us.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Currently, our fleet consists of four Capesize, two Ultramax, four Supramax, and five Handysize vessels with an aggregate capacity of approximately 1,221,000 dwt. After the expected delivery of two Ultramax newbuildings that Baltic Trading has agreed to acquire, we will own 17 drybulk vessels, consisting of four Capesize, four Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,349,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet.  None of our vessels were drydocked during the fourth quarter of 2014. We currently expect five of our vessels to be drydocked during 2015.

As previously announced, we have initiated a fuel efficiency upgrade program for certain of our vessels. We believe this program will generate considerable fuel savings going forward and increase the future earnings potential for these vessels. The upgrades have been successfully installed on five of our vessels, the Baltic Cougar, the Baltic Panther, the Baltic Leopard, the Baltic Jaguar and the Baltic Wind, which completed their respective planned drydocking during 2014.  The cost of the upgrades, which will be performed under the planned drydocking schedule for two of our Capesize vessels, is expected to be approximately $500,000 per vessel and is included in our estimated drydocking costs below.

We estimate our capital expenditures related to drydocking for our fleet through 2015 to be:

	Q1 2015	Q2-Q4 2015
Estimated Costs (1)	$1.3 million	$3.3 million
Estimated Offhire Days (2)	40	60

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.  These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

Summary Consolidated Financial and Other Data

The following table summarizes Baltic Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues	$11,687	$14,505	$45,520	$35,973

Operating expenses:
Voyage expenses	439	175	1,396	1,151
Voyage expenses to parent	149	188	578	461
Vessel operating expenses	6,343	5,257	24,872	17,590
General, administrative and technical management fees	2,472	1,826	8,389	5,445
Management fees to parent	945	790	3,607	2,671
Depreciation and amortization	5,411	4,393	21,015	15,564
Total operating expenses	15,759	12,629	59,857	42,882

Operating (loss) income	(4,072)	1,876	(14,337)	(6,909)

Other (expense) income:
Other income (expense)	15	(8)	(9)	(17)
Interest income	10	15	28	23
Interest expense	(1,554)	(1,284)	(5,892)	(4,455)
Other expense, net	(1,529)	(1,277)	(5,873)	(4,449)

(Loss) income before income taxes	(5,601)	599	(20,210)	(11,358)
Income tax expense	(7)	(12)	(57)	(34)

Net (loss) income	$(5,608)	$587	$(20,267)	$(11,392)

Net (loss) earnings per share - basic	$(0.10)	$0.01	$(0.36)	$(0.36)

Net (loss) earnings per share - diluted	$(0.10)	$0.01	$(0.36)	$(0.36)

Shares used in per share calculation - basic	56,491,191	49,355,688	56,323,914	31,720,714

Shares used in per share calculation - diluted	56,491,191	49,711,011	56,323,914	31,720,714

	December 31, 2014	December 31, 2013
BALANCE SHEET DATA:	(unaudited)
Cash (excluding restricted cash)	$9,929	$58,193
Current assets	19,383	66,690
Total assets	568,218	557,367
Current liabilities	12,892	8,639
Total long-term debt (including current portion)	196,775	167,875
Shareholders' equity	364,882	385,103

	Twelve Months Ended
	December 31, 2014	December 31, 2013
	(unaudited)

Net cash provided by operating activities	$1,096	$2,603
Net cash used in investing activities	(72,736)	(147,212)
Net cash provided by financing activities	23,376	199,522

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	14	13	14	13
Average number of vessels (1)	13.7	11.4	13.2	9.8
Total ownership days for fleet (2)	1,260	1,053	4,809	3,560
Total available days for fleet (3)	1,255	1,047	4,687	3,534
Total operating days for fleet (4)	1,232	1,031	4,654	3,506
Fleet utilization (5)	98.2%	98.5%	99.3%	99.2%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$8,847	$13,507	$9,291	$9,723
Daily vessel operating expenses per vessel (7)	5,035	4,995	5,172	4,941

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net (loss) income	$(5,608)	$587	$(20,267)	$(11,392)
+ Net interest expense	1,544	1,269	5,864	4,432
+ Depreciation and amortization	5,411	4,393	21,015	15,564
+ Income tax expense	7	12	57	34
EBITDA(8)	$1,354	$6,261	$6,669	$8,638

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses (including voyage expenses to Parent)) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8)  EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Baltic Trading Limited’s Fleet

Baltic Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Baltic Trading Limited’s current fleet consists of four Capesize, two Ultramax, four Supramax, and five Handysize vessels with an aggregate capacity of approximately 1,221,000 dwt. After the expected delivery of two Ultramax newbuildings that Baltic Trading has agreed to acquire, we will own 17 drybulk vessels, consisting of four Capesize, four Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,349,000 dwt.

Our current fleet contains six groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of March 2, 2015, the average age of our current fleet was 4.3 years, as compared to the average age for the world fleet of approximately nine years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Baltic Trading’s fleet and information on vessels expected to join Baltic Trading’s fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Employment Structure	Expected Delivery(2)

Capesize Vessels
Baltic Bear	2010	Swissmarine Services S.A.	March 2015	101.5% of BCI (3)
Baltic Wolf	2010	Swissmarine Services S.A.	November 2015	101.5% of BCI (4)
Baltic Tiger	2011	Swissmarine Services S.A	October 2015	103% of BCI (5)
Baltic Lion	2012	Swissmarine Services S.A.	November 2015	103% of BCI (6)

Ultramax Vessels
Baltic Hornet	2014	Swissmarine Asia Pte. Ltd.	November 2015	115.5% of BSI (7)
Baltic Wasp	2015	Pioneer Navigation Ltd.	December 2015	115% of BSI (8)
Baltic Scorpion	2015	TBD	TBD	TBD	Q2 2015
Baltic Mantis	2015	TBD	TBD	TBD	Q3 2015

Supramax Vessels
Baltic Leopard	2009	Harmony Innovation Shipping Ltd.	March 2015	$4,250 (9)
Baltic Panther	2009	Bulkhandling Handymax A/S	May 2015	Spot Pool (10)
Baltic Jaguar	2009	Harmony Innovation Shipping Ltd.	March 2015	$3,650 (11)
Baltic Cougar	2009	Bulkhandling Handymax A/S	May 2015	Spot Pool (10)

Handysize Vessels
Baltic Wind	2009	Trammo Bulk Carriers	January 2016	107% of BHSI (12)
Baltic Cove	2010	Trammo Bulk Carriers	March 2015	106% of BHSI (13)
Baltic Breeze	2010	Clipper Bulk Shipping Ltd.	July 2015	103.5% of BHSI (14)
Baltic Fox	2010	Clipper Logger Pool	September 2015	Spot Pool (15)
Baltic Hare	2009	Clipper Logger Pool	September 2015	Spot Pool (15)

(1)	The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course. Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.
(2)	The dates for the vessels being delivered in the future are estimates based on guidance received from the sellers.
(3)	We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter based on 101.5% of the average of the daily rates of the Baltic Capesize Index (BCI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited (“Genco”). The minimum and maximum expiration dates of the time charter are February 1, 2015 and April 15, 2015, respectively.
(4)	We have reached an agreement with Swissmarine Services S.A. on a spot market-related time charter for 11.5 to 14.5 months based on 101.5% of the average of the daily rates of the BCI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 5.00% brokerage commission, which includes the 1.25% commission payable to Genco. The vessel delivered to charterers on December 9, 2014.
(5)	We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter for 10.5 to 13.5 months based on 103% of the average of the daily rates of the BCI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco. The extension began on December 1, 2014.
(6)	We have reached an agreement with Swissmarine S.A. on a spot market-related time charter for 11.5 to 14.5 months based on 103% of the average of the daily rates of the BCI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 5.50% brokerage commission, which includes the 1.25% commission payable to Genco. The vessel delivered to charterers on December 11, 2014.
(7)	We have reached an agreement with Swissmarine Asia Pte. Ltd. on a spot market-related time charter for 12 to 15 months based on 115.5% of the average of the daily rates of the Baltic Supramax Index (BSI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco. The vessel delivered to charterers on November 1, 2014.
(8)	We have reached an agreement with Pioneer Navigation Ltd. on a spot market-related time charter for 11.5 to 14.5 months based on 115% of the average of the daily rates of the BSI, as reflected in daily reports, except for the initial 40 days in which hire is based on 115% of the average of the Baltic Supramax S2 and S3 routes. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco. The vessel delivered to charterers on January 6, 2015.
(9)	We have reached an agreement with Harmony Innovation Shipping Ltd. on a time charter for approximately 25 days at a rate of $4,250 per day. Hire is paid every 15 days in advance less a 6.25% brokerage commission, which included the 1.25% commission payable to Genco. The vessel delivered to charterers on February 12, 2015 after repositioning. The vessel redelivered to Baltic Trading on February 8, 2015.
(10)	We have reached an agreement to enter these vessels into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. Baltic Trading can withdraw a vessel with three months’ notice.
(11)	We have reached an agreement with Harmony Innovation Shipping Ltd. on a time charter for approximately 25 days at a rate of $3,650 per day. Hire is paid every 15 days in advance less a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco. The vessel delivered to charterers on February 20, 2015 after repositioning. The vessel redelivered to Baltic Trading on February 11, 2015.
(12)	We have reached an agreement with Trammo Bulk Carriers on a spot-market related time charter for 15.5 to 19.5 months based on 107% of the average of the daily rates of the Baltic Handysize Index (BHSI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco. The vessel delivered to charterers on October 3, 2014.
(13)	We have reached an agreement with Trammo Bulk Carriers on a spot market-related time charter for 10.5 months to a maximum expiration date of April 1, 2015 based on 106% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco.
(14)	We have reached an agreement with Clipper Bulk Shipping Ltd. on a spot-market related time charter based on 103.5% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco. The minimum and maximum expiration dates of the time charter are July 17, 2015 and October 1, 2015, respectively. The vessel delivered to charterers on November 7, 2014.
(15)	We have reached an agreement to enter these vessels into the Clipper Logger Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. The vessels will remain in the pool for a minimum period of two years.

Dividend Policy

Our dividend policy is to pay a variable quarterly dividend equal to our Cash Available for Distribution, during the previous quarter, subject to any reserves our board of directors may from time to time determine are required. As a result of the current market conditions, the application of the formula in our policy did not result in a dividend for the fourth quarter of 2014 and our Board of Directors did not declare a dividend for the period ended December 31, 2014.

Our dividend policy and the declaration and payment of any dividend will continue to be subject to this policy and the discretion of our board of directors. The timing and amount of dividend payments will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors. Cash Available for Distribution represents our net income less cash expenditures for capital items related to our fleet, such as drydocking or special surveys, other than vessel acquisitions and related expenses, plus non-cash compensation. For purposes of calculating Cash Available for Distribution, we may disregard non-cash adjustments to our net income, such as those that would result from acquiring a vessel subject to a charter that was above or below market rates.

About Baltic Trading Limited

Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading Limited’s current fleet consists of four Capesize, two Ultramax, four Supramax, and five Handysize vessels with an aggregate capacity of approximately 1,221,000 dwt. After the expected delivery of three Ultramax newbuildings that Baltic Trading has agreed to acquire, we will own 17 drybulk vessels, consisting of four Capesize, four Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,349,000 dwt.

Conference Call Announcement

Baltic Trading Limited announced that it will hold a conference call on Tuesday, March 3, 2015 at 8:30 a.m. Eastern Time to discuss its 2014 fourth quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.BalticTrading.com. To access the conference call, dial (888) 395-3227 or (719) 457-2627 and enter passcode 8507390.  A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 8507390. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.BalticTrading.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines in demand or rates in the drybulk shipping industry; (ii) prolonged weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xii) the Company’s acquisition or disposition of vessels; (xiii) our ability to leverage Genco’s relationships in the shipping industry; (xiv) the completion of definitive documentation with respect to charters; (xv) charterers’ compliance with the terms of their charters in the current market environment; (xvi) the fulfillment of the closing conditions under, or the execution of additional documentation for, the Company’s agreements to acquire vessels; (xvii) obtaining, completion of definitive documentation for, and funding of financing for the vessel acquisitions on acceptable terms; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.